February 12, 2002


To My Fellow Shareholders:


As indicated in our recent public reports, we have been seeking additional capital resources to fund the Company's operations. I am pleased now to notify you that we have agreed to sell approximately 6.38 million shares of Common Stock in a private placement, including approximately 1.7 million shares to be issued to Big Beaver Investments, LLC in satisfaction of $2.5 million of indebtedness owed by the Company to it. Proceeds will be used to fund working capital and the development of future products and marketing efforts. The shares to be issued in the private placement will be sold at a price of $1.50 per share only to institutional or other investors who are "accredited investors" as such term is defined by the federal securities laws. In addition to the sale of shares of Common Stock, we will issue to the investors, including Big Beaver Investments, LLC and the placement agent, warrants at closing to purchase a total of 3.8 million shares of Common Stock at an exercise price of $2.00 per share. The terms of the private placement have been approved by our Audit Committee and are supported by our two principal shareholders who control more than 50% of the voting power. The private placement is expected to close during the week of February 25, 2002. The placement will not be subject to shareholder approval because we are relying on a Nasdaq rule that authorizes us to consummate the placement without shareholder approval where the delay in seeking that approval would jeopardize our financial viability. Our Audit Committee has expressly approved our reliance on the exception, and Nasdaq has authorized us to rely on that rule.

A copy of our press release reporting this transaction is enclosed for your information.

The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an applicable exemption from registration requirements.